EXHIBIT 99.1

For Immediate Release:

Contact:	Stephen Kuchen PacificHealth Laboratories (732) 739-2900, Ext. 603 skuchen@pacifichealthlabs.com

PacificHealth Laboratories, Inc. Reports Year End Results
4th Quarter Revenues Increase 51%

MATAWAN, NJ – March 12, 2007 – PacificHealth Laboratories, Inc. (OTCBB: PHLI), an innovative nutrition technology company, announced revenues of $6,209,846 for the year ended December 31, 2006 versus revenues of $5,444,558 for the same period in 2005. The Company reported net income applicable to common stockholders of $2,258,577, or $0.17 per share fully diluted, for the year ended December 31, 2006 compared to a net loss applicable to common stockholders of ($652,410), or ($0.06) per share, for the year ended December 31, 2005. Net income for the year ended December 31, 2006 included approximately $2,622,000 from a gain on the sale of patents and technology, net of tax effects, to Mott’s LLP, a division of Cadbury Schweppes Americas Beverages (“CSAB”).

Dr. Robert Portman, President and CEO of PacificHealth said, “2006 was a pivotal year for PacificHealth Labs. We completed an important licensing agreement with CSAB that has greatly improved our long-term prospects. Among the positive outcomes of the transaction was the receipt of an initial fee of $4 million that has been used to eliminate our long-term debt and strengthen our balance sheet. The agreement also provides PHLI with an exclusive, royalty-free license to continue to manufacture and market the powder and gel forms of ACCELERADE® and ENDUROX® R4®. The CSAB agreement has enabled us to drastically reduce our marketing and advertising budget and increase funding for the development of new sports performance and weight loss products.”

Dr. Portman continued, “During the past year we saw publication of important new studies confirming the superiority of ACCELERADE over conventional sports drinks. Investigators from James Madison and St. Cloud Universities presented the results of studies showing that the patented 4:1 carbohydrate protein formula found in ACCELERADE improves exercise performance, rehydration and muscle recovery. We are confident that the growing body of scientific work supporting the benefits of our products coupled with the launch of ACCELERADE RTD by CSAB will lead to increased sales opportunities both in the U.S. and internationally.”

For the three-month period ended December 31, 2006, revenues were $1,113,114 compared to revenues of $735,071 for the same period in 2005. The Company recorded a loss before income

- more -

taxes of ($383,301) for the three months ended December 31, 2006 compared to a loss before income taxes of ($855,946) for the same period in 2005. The Company recorded a net loss applicable to common stockholders of ($383,301), or ($0.03) per share, for the three months ended December 31, 2006 compared to a net income applicable to common stockholders of $644,578, or $0.06 per share, for the same period in 2005. For the three months and for the year ended December 31, 2005, the Company recorded a net tax benefit of $1,278,000 due to the Company’s asset sale to CSAB that closed on February 22, 2006.

Dr. Portman concluded, “We are extremely positive about our prospects for the current year. CSAB is weeks away from its national multi-channel launch of ACCELERADE RTD in the United States. Finally, we recently launched SATIATRIM®, our ready-to-drink weight loss product via www.satiatrim.com. SATIATRIM represents an exciting new class of diet products that reduces appetite by stimulating the body’s natural appetite control mechanisms. SATIATRIM, by eliminating hunger and food cravings, can help individuals stay on their diet until they achieve their target weight. Most importantly, SATIATRIM can make any type of diet more effective.”

About PacificHealth Laboratories, Inc.:
PacificHealth Laboratories, Inc. (PHLI.OB), a leading nutrition technology company, has been a pioneer in discovering, developing and commercializing patented, protein-based nutritional products that stimulate specific peptides involved in appetite regulation and that activate biochemical pathways involved in muscle performance and growth. PHLI’s principle areas of focus include weight loss, management of Type 2 diabetes and sports performance. To learn more, visit www.pacifichealthlabs.com.

This news release and oral statements made from time to time by Company representatives concerning the same subject matter may contain so-called "forward-looking statements". These statements can be identified by introductory words such as "expects", "plans", "will", "estimates", "forecasts", "projects" or words of similar meaning and by the fact they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing new products and their potential. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known, such general economic conditions, consumer product acceptance and competitive products, and others of which are not. No forward-looking statements are a guarantee of future results or events, and one should avoid placing undue reliance on such statements.

- more -

PACIFICHEALTH LABORATORIES, INC.
STATEMENTS OF OPERATIONS
FOR THE THREE- AND TWELVE- MONTHS ENDED DECMEBER 31, 2006 AND 2005
(UNAUDITED)

	Three Months Ended December 31		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenues:
Net product sales	$1,113,114	$735,071	$6,209,846	$5,444,558

Cost of goods sold:
Product sales	785,131	659,416	3,472,955	3,409,664
Write-down of obsolete inventory	—	93,255	—	93,255
Total cost of goods sold	785,131	752,671	3,472,955	3,502,919

Gross profit	327,983	(17,600)	2,736,891	1,941,639

Selling, general and administrative expenses	681,123	763,911	2,917,450	3,721,567
Research and development expense	54,620	33,087	196,020	195,242
Depreciation expense	7,624	16,214	50,905	64,638
	743,367	813,212	3,164,375	3,981,447

Loss before other income (expense) and income taxes	(415,384)	(830,812)	(427,484)	(2,039,808)

Other income (expense):
Gain on sale of patents/technology, net of expenses of $90,795	—	—	3,909,205	—
Interest income	32,448	281	96,697	4,456
Interest expense	(365)	(25,415)	(31,416)	(102,134)
	32,083	(25,134)	3,974,486	(97,678)

(Loss) income before income taxes	(383,301)	(855,946)	3,547,002	(2,137,486)

(Benefit) provision for income taxes	—	(1,505,525)	1,278,000	(1,503,410)

Net (loss) income	(383,301)	649,579	2,269,002	(634,076)

Less preferred dividends	—	(5,001)	(10,425)	(18,334)

Net (loss) income applicable to common stockholders	$(383,301)	$644,578	$2,258,577	$(652,410)

Net (loss) income per common share - Basic	$(0.03)	$0.06	$0.19	$(0.06)

Net (loss) income per common share - Diluted	$(0.03)	$0.06	$0.17	$(0.06)

Weighted average shares outstanding - Basic	12,757,124	10,257,262	11,906,777	10,242,141

Weighted average shares outstanding - Diluted	12,757,124	10,257,262	13,397,154	10,242,141

- more -

PACIFICHEALTH LABORATORIES, INC.
BALANCE SHEETS

ASSETS
	December 31, 2006	December 31, 2005
Current assets:
Cash and cash equivalents	$2,564,038	$138,487
Accounts receivable, net	502,234	187,835
Inventories	1,913,275	1,309,779
Prepaid expenses	144,059	119,002
Deferred tax asset	—	1,278,000
Total current assets	5,123,606	3,033,103

Property and equipment, net	74,163	65,357

Deposits	10,895	20,393

Total assets	$5,208,664	$3,118,853

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable	$44,327	$129,944
Accounts payable and accrued expenses	960,757	1,546,958
Deferred revenue	244,197	369,068
Total current liabilities	1,249,281	2,045,970

Longterm liabilities
Convertible notes payable	—	500,000

Stockholders' (deficit) equity:
Preferred stock:
Series A, convertible, no par value; 90,909 shares authorized, -0- issued and outstanding at December 31, 2006; 90,909 issued and outstanding at December 31, 2005	—	966,387
Common stock, $.0025 par value, authorized 50,000,000 shares; issued and outstanding 12,776,690 shares at December 31, 2006 and 10,267,045 shares at December 31, 2005	31,942	25,667
Additional paid-in capital	17,867,945	15,790,335
Accumulated deficit	(13,940,504)	(16,209,506)
	3,959,383	572,883

Total liabilities and stockholders' equity	$5,208,664	$3,118,853

# # #